SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549


                            Form S-8

                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933


                     Intergraph Corporation
     ------------------------------------------------------
       (Exact name of issuer as specified in its charter)


         Delaware                            63-0573222
-----------------------------------------------------------------
(State or other jurisdiction of    (IRS Employer Identification
 incorporation or organization)      No.)


    Intergraph Corporation, Huntsville, Alabama  35894-0001
-----------------------------------------------------------------
 (Address of principal executive offices, including Zip Code)


         Intergraph Corporation 1997 Stock Option Plan
-----------------------------------------------------------------
                   (Full Title of the Plan)


                        John W. Wilhoite
                     Intergraph Corporation
                Huntsville, Alabama  35894-0001
-----------------------------------------------------------------
            (Name and Address of Agent for Service)


                         (256)730-2000
-----------------------------------------------------------------
 (Telephone Number, including area code, of agent for service)


-----------------------------------------------------------------
The Registrant requests that the Registration Statement become effective immediately upon filing pursuant to Securities Act Rule
462.



                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------

Title of                Proposed
Securities  Amount to   Maximum         Proposed Maximum   Amount of
to be       be          Offering Price  Aggregate          Registration
Registered  Registered  Per Share (1)   Offering Price(1)  Fee
----------  ----------  --------------  -----------------  -------------

Common      5,000,000   $6.50           $32,500,000        $9,035
Stock $.10    shares
par value
------------------------------------------------------------------------

(1) This calculation, which is made solely for the purpose of determining the amount of the registration fee, is made pursuant to Rule 457 and is based on a price of $6.50 per share, the average of the high and low price of a share of common stock on May 18, 1999, as reported on the Nasdaq National Market.


                                  PART I

             Information Required in Section 10(a) Prospectus

Item 1.   Plan Information.

     This Registration Statement relates to the registration of 5,000,000 shares of $.10 par value common stock of Intergraph Corporation (the "Common Stock") to be sold pursuant to the exercise of stock options granted to employees of Intergraph Corporation (the "Company") under the Intergraph Corporation 1997 Stock Option Plan (the "Plan"). Documents containing the information specified in Part I of Form S-8 promulgated by the Securities and Exchange Commission (the "Commission") will be sent or given to employees as specified by Commission Rule 428(b).

Item 2.   Registrant Information and Employee Plan Annual Information.

     See response to Item 1 above.



                                 PART II

            Information Required in the Registration Statement

Item 3.   Incorporation of Documents by Reference.

     The following documents filed by the Company are hereby incorporated by reference as of their respective dates:

1) The Company's Annual Report on Form 10-K for the year ended December 31, 1998; the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

2) The description of the Company's Common Stock contained in the Company's Form 8-A filed with the Commission on May 1, 1981, as amended by Form 8 filed with the Commission on July 23, 1986.

3) The Company's Current Report on Form 8-K dated April 1, 1999, filed with the Commission on April 9, 1999.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     The legality of the Common Stock issuable upon the exercise of options granted under the Plan has been passed upon for the
Company by the law firm of Lanier Ford Shaver & Payne, P.C., 200 West Court Square, Suite 5000, Huntsville, Alabama 35801. John
R.   Wynn,   a   member-stockholder  of  Lanier  Ford   Shaver   &   Payne,
P.C.,   is   Secretary  of  the  Company.   The  members  of  Lanier   Ford
Shaver & Payne, P.C., beneficially own less than 500 shares of the Company's Common Stock. The fair market value of such shares does not exceed $50,000.

Item 6.   Indemnification of Directors and Officers.

     Article   IX  of  the  Certificate  of  Incorporation  of  the Company
permits  indemnification  of  directors  and  officers  to  the   full
extent permitted by the Delaware General Corporation Law.

     Article   IX(a)   of   the   Certificate  of  Incorporation   of   the
Company eliminates a director's personal liability for monetary damages for breaches of his fiduciary duty, except for liability for: (a) breaches of the duty of loyalty to the Company or its shareholders, (b) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (d) transactions in which the director received an improper personal benefit.

     Article IX(b) of the Certificate of Incorporation of the Company also authorizes the Company to indemnify an officer, director, employee, or agent of the Company for all his expense,
liability,   and   loss   in   connection  with   any   action,   suit   or
proceeding in which he is or was a party or is threatened to be made a party by reason of the fact that he is or was an officer or director of the Company, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee or agent. This provision permits
indemnification    only    upon   a   finding    by    the    disinterested
directors  or  the  shareholders  that  he  acted  in  good  faith  and  in a  manner  he  reasonably  believed to  be  in,  or  not  opposed  to,  the best interests of the Company. Article IX(b) also authorizes the Company to advance litigation expenses to an officer or director prior to the final disposition of the action. The making of such advance is conditioned upon the officer or director giving the Company an undertaking to repay the amount advanced if it turns
out   that  indemnification  is  not  available.   If  indemnification   or
advancement   of   expenses  is  authorized,  it  will  not   exclude   any
rights   to   indemnification   or  advancement   of   expenses   which   a
director,   officer,  employee  or  agent  may  have  under  any   statute,
provision   of   the   Certificate  of  Incorporation,  bylaw,   agreement,
board or shareholder resolution, or otherwise. The indemnification or advancement of expenses provided by Article IX will continue as to a person who ceased to be a director, officer, employee, or agent, and inures to the benefit of his heirs, executors and administrators.

     Section 145 of the Delaware General Corporation Law permits indemnification by the Company of any director, officer, employee or agent of the Company or person who is or was serving at the Company's request as a
director,  officer,  employee  or  agent  of  another  company   or   other
enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the defense of any threatened, pending or completed action,
suit   or   proceeding   (whether   civil,  criminal,   administrative   or
investigative), to which he is or may be a party by reason of having been such director, officer, employee or agent, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also has the power under Section 145 to indemnify persons set forth above from threatened, pending or completed actions or suits by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or enterprise against expenses actually and reasonably incurred (including attorney's fees) by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in or not
opposed   to   the   best  interests  of  the  Company,  except   that   no
indemnification can be made with regard to any claim, issue or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that the person was fairly and reasonably entitled to indemnity. Any indemnification (unless ordered by a court) must be made by the Company only as authorized in the specific case upon a
determination  that  indemnification  of  the  person  is  proper  in   the
circumstances because he has met the applicable standards of conduct.   The
determination must be made by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, or if a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent counsel in a written opinion, or by the stockholders. The Company may pay the expenses of an action in advance of final disposition if authorized by the Board of Directors in a specific case upon receipt of an undertaking by the person to be indemnified to repay any such advances if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized by law.

     Article Nine of the Company's Bylaws provides for indemnification of the Company's directors, officers, employees or agents to the extent permitted by Section 145 of the Delaware General Corporation Law. Article IX(e) of the Company's Certificate of Incorporation and Article Nine of the Company's Bylaws further provide that the Company may purchase and maintain insurance on behalf of those persons described above as eligible for indemnification for liability arising out of such person's duties or status with the Company whether or not indemnification in respect of such liability would be permissible.

     The Company has entered into Indemnification Agreements with each of its directors to give such directors additional contractual assurances regarding the scope of the indemnification set forth in the Company's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

     The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company against any loss, whether or not the Company would have the obligation to provide indemnification under Delaware law, as the Board of Directors may from time to time determine.

     The Plan provides that in addition to such other rights of indemnification as they may have as directors or as members of the committee administering the Plan, the members of the Stock Option Plan Committee shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection, with the Plan or options granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding, that such committee member is liable for negligence or misconduct in the performance of his duties, provided that within sixty (60) days after institution of any such action, suit, or proceeding, a committee member, in writing offers the Company the opportunity at its own expense to handle and defend the same.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     Exhibit No.                        Description
     -----------                       -------------

     5                        Opinion and Consent of Lanier Ford
                              Shaver & Payne, P.C.

     23.1                     Consent of Lanier Ford Shaver &
                              Payne, P.C. (included in Exhibit 5)

     23.2                     Consent of Ernst & Young, LLP

     99.1                     Intergraph Corporation
                              1997 Stock Option Plan(1)

     99.2                     Amendment Number One to Intergraph
                              Corporation 1997 Stock Option Plan


----------------

(1) Incorporated by reference to exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, under the Securities Exchange Act of 1934, File No. 0-9722.


Item 9.   Undertakings.

     The Company hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Huntsville, State of Alabama, on the 24th day of May, 1999.


                                        INTERGRAPH CORPORATION



                                        By: /s/ James W. Meadlock
                                           -------------------------------
                                             James W. Meadlock
                                             Chief Executive Officer
                                             and Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



      Signature                      Title                    Date
     -----------                    -------                  ------

/s/ James W. Meadlock          Chief Executive Officer and    May 24, 1999
---------------------------    Chairman of the Board
James W. Meadlock              (Principal Executive Officer)


---------------------------    Director                       May 24, 1999
Larry J. Laster


---------------------------    Director                       May 24, 1999
Thomas J. Lee


---------------------------    Director                       May 24, 1999
Sidney L. McDonald

/s/ Keith H. Schonrock, Jr.
---------------------------    Director                       May 24, 1999
Keith H. Schonrock, Jr.

/s/ James F. Taylor, Jr.
---------------------------    Executive Vice President       May 24, 1999
James F. Taylor, Jr.           and Director of Intergraph
                               Corporation, and Chief
                               Executive Officer of
                               Intergraph Public Safety,
                               Inc.

/s/ Robert E. Thurber
---------------------------    Executive Vice President       May 24, 1999
Robert E. Thurber              and Director

/s/ John W. Wilhoite
---------------------------    Executive Vice President and   May 24, 1999
John W. Wilhoite               Chief Financial Officer
                               (Principal Financial and
                               Accounting Officer)







                              EXHIBIT INDEX
                             ---------------


     Exhibit No.                   Description
     -----------                  ------------

          5             Opinion & Consent of Lanier Ford
                        Shaver & Payne, P.C.

         23.1           Consent of Lanier Ford Shaver &
                        Payne, P.C. (included in Exhibit 5)

         23.2           Consent of Ernst & Young, LLP

         99.1           Intergraph Corporation 1997 Stock
                        Option Plan(1)

         99.2           Amendment Number One to the Intergraph
                        Corporation 1997 Stock Option Plan

-------------

(1) Incorporated by reference to exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, under the Securities Exchange Act of 1934, File No. 0-9722.